                                    EXHIBIT 2

                          NORTH AMERICAN PALLADIUM LTD.

                            MANAGEMENT PROXY CIRCULAR


THIS MANAGEMENT PROXY CIRCULAR (THE "CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF NORTH AMERICAN PALLADIUM LTD. ("NAP" OR THE "CORPORATION") TO BE USED AT THE ANNUAL AND SPECIAL MEETING (THE "MEETING") OF THE CORPORATION TO BE HELD AT THE TIME, PLACE AND FOR THE PURPOSES INDICATED IN THE ENCLOSED NOTICE OF ANNUAL AND SPECIAL MEETING (THE "NOTICE") AND ANY ADJOURNMENT THEREOF. THIS SOLICITATION OF PROXIES WILL BE DONE PRIMARILY BY MAIL BUT PROXIES MAY ALSO BE SOLICITED PERSONALLY, BY FACSIMILE OR BY TELEPHONE BY OFFICERS, DIRECTORS OR REGULAR EMPLOYEES OF THE CORPORATION FOR WHICH NO ADDITIONAL COMPENSATION WILL BE PAID. THE COST OF THE SOLICITATION WILL BE BORNE BY THE CORPORATION. THE CORPORATION MAY ALSO RETAIN, AND PAY A FEE TO, ONE OR MORE PROFESSIONAL PROXY SOLICITATION FIRMS TO SOLICIT PROXIES FROM SHAREHOLDERS OF THE CORPORATION.

Shareholders unable to attend the Meeting in person are requested to complete the enclosed proxy form and to forward it to Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. If the Shareholder is a corporation, an officer's signature on the said proxy form must be duly authorized in writing.

REVOCATION OF PROXY

A Shareholder executing the enclosed form of proxy has the right to revoke the proxy by instrument in writing, including another completed form of proxy, executed by the Shareholder or his or her agent duly authorized in writing or, if the Shareholder is a corporation, by an officer thereof duly authorized in writing, and deposited at the executive office of the Corporation in Toronto or with Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 no later than June 21, 2004 or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner permitted by law.

APPOINTMENT OF PROXY

THE PERSONS NAMED IN THE ENCLOSED PROXY FORM ARE OFFICERS AND/OR DIRECTORS OF THE CORPORATION. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM OR HER AT THE MEETING OTHER THAN THE PERSONS WHOSE NAMES APPEAR AS PROXIES ON THE ENCLOSED PROXY FORM BY STRIKING OUT THE NAMES PRINTED ON THE PROXY FORM AND INSERTING THE NAME OF THE PROXY OF HIS OR HER OWN CHOICE IN THE SPACE PROVIDED FOR THIS PURPOSE ON THE PROXY FORM, SIGNING THE FORM OF PROXY AND RETURNING IT IN THE REPLY ENVELOPE IN THE MANNER SET FORTH IN THE NOTICE. A PERSON APPOINTED AS PROXY NEED NOT BE A SHAREHOLDER OF THE CORPORATION.

USE OF DISCRETIONARY POWER CONFERRED BY PROXY

The common shares (the "Common Shares") of the Corporation represented by the enclosed proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. IN THE ABSENCE OF SUCH DIRECTION, SUCH COMMON SHARES WILL BE VOTED FOR THE RESOLUTIONS REFERRED TO IN THE FORM OF PROXY.

IF ANY AMENDMENT OR VARIATION TO THE MATTERS IDENTIFIED IN THE NOTICE IS PROPOSED AT THE MEETING OR ANY ADJOURNMENT THEREOF, OR IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THE ENCLOSED PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON SUCH AMENDMENTS OR VARIATIONS OR SUCH OTHER MATTERS ACCORDING TO THE BEST JUDGMENT OF THE APPOINTED PROXYHOLDER. At the time of printing this Circular, Management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

VOTING OF SHARES

A holder of Common Shares may own such shares in one or both of the following ways. If a shareholder is in possession of a physical share certificate, such Shareholder is a "registered" shareholder and his or her name and address are maintained by the Corporation through its transfer agent, Computershare Trust Company of Canada. If a Shareholder owns shares through a bank, broker or other nominee, such Shareholder is a "beneficial" shareholder and he or she will not have a physical share certificate. Such Shareholder will have an account statement from his or her bank or broker as evidence of his or her share ownership.

A registered Shareholder may vote a proxy in his or her own name in accordance with the instructions appearing on the enclosed form of proxy and/or a registered Shareholder may attend the Meeting and cast a ballot. Because a registered Shareholder is known to Corporation and its transfer agent, his or her account can be confirmed and his or her vote recorded or changed if such registered Shareholder has previously voted. This procedure prevents a Shareholder from voting his or her shares more than once. Only the registered Shareholder's latest dated proxy card will be valid.

Most Shareholders are "beneficial owners", who are non-registered shareholders. Their Common Shares are registered in the name of an intermediary, such as a securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of clearing agency in which the intermediary, is a participant (such as The Canadian Depository for Securities Limited). Intermediaries have obligations to forward meeting materials to the non-registered holders, unless otherwise instructed by the holder (and as required in some cases, despite such instructions).

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Non-registered holders should follow the directions of intermediaries with respect to the procedures to be followed for voting. Generally, intermediaries will provide non-registered holders with either: (a) a voting instruction form for completion and execution by the non-registered holder, or (b) a proxy form, executed by the intermediary and restricted to the number of shares owned by the non-registered holder, but otherwise uncompleted. These are procedures to permit the non-registered holders to direct the voting of the Common Shares which they beneficially own.

If the non-registered holder wishes to attend and vote in person at the Meeting, they must insert their own name in the space provided for the appointment of a proxyholder on the voting instruction form or proxy form provided by the intermediary and carefully follow the intermediary's instructions for return of the executed form or other method of response.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

At the date hereof, to the knowledge of the Management of the Corporation, no person has any interest by way of beneficial ownership of securities or otherwise, in any matter to be acted upon, with the exception of the proposed amendment to the 1995 RRSP Share Issuance Plan, Item No. 4 of the Notice.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Shareholders of Common Shares whose names appear on the list of shareholders prepared as of the close of business, Toronto time, on May 12, 2004 (the "Record Date") will be entitled to vote at the Meeting and any adjournment thereof if present or represented by proxy thereat. The transferee of Common Shares acquired after the Record Date is entitled to vote those shares at the Meeting and at any adjournment thereof if he or she produces properly endorsed share certificates for such Common Shares or if he or she otherwise establishes ownership of the Common Shares and demands, not later than ten days before the Meeting, that his or her name be included on the list of Shareholders entitled to receive the Notice. The list of Shareholders will be available for inspection during usual business hours at the offices of the Corporation in Toronto, Ontario.

At the close of business on May 6, 2004, there were 51,262,456 Common Shares. Each Common Share entitles its duly registered holder to one vote.

As at May 6, 2004, Kaiser-Francis Oil Company ("KFOC") holds 26,080,319 Common Shares or 50.9% of the Common Shares outstanding. To the knowledge of the directors and officers of the Corporation, no other person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attached to the voting securities of the Corporation.

KFOC is a wholly-owned subsidiary of GBK Corporation, which in turn is controlled by George B. Kaiser of Tulsa, Oklahoma and members of his family. Mr. Steven R. Berlin, a director of the Corporation, is the Vice President and Co-Chief Financial Officer of KFOC and its representative on the Board of Directors.

DOLLAR FIGURES

Unless expressly stated to the contrary, all "$" figures in this Circular refer to Canadian dollars.

ELECTION OF DIRECTORS (Item No. 2 of the Notice)

The business of the Corporation is managed by a Board of Directors composed of a minimum of one (1) and a maximum of ten (10) directors, the number of which may be fixed from time to time by the directors. At the Meeting, Shareholders will be asked to elect seven (7) directors for the ensuing year. The term of office of each director elected at the Meeting will end at the date of the next annual meeting following his election or nomination or at the date of the election or nomination of his successor unless he resigns or his office becomes vacant through death or any other reason in accordance with the by-laws of the Corporation. Management has been informed that each of such nominees would be willing to serve as a director if elected, however in the event of any deficiencies among such nominees occasioned by death or any other unexpected occurrence, proxies will be voted in favour of the remaining nominees and for such other substitute nominee as the Board of Directors may designate.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF THE INDIVIDUALS NOMINATED BY MANAGEMENT AS DIRECTORS OF THE CORPORATION. IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED WILL BE VOTED IN FAVOUR OF THE ELECTION OF THE INDIVIDUALS NOMINATED BY THE BOARD OF DIRECTORS AND MANAGEMENT AS DIRECTORS OF THE CORPORATION.

The following table sets forth the names of the nominees, their position with the Corporation, the dates upon which they became directors of the Corporation and the number of Common Shares beneficially owned, directly or indirectly, or over which control or discretion is exercised by each them as of May 6, 2004:

---------------------------- -------------------------- -------------------------- --------------------------
NAME AND OFFICE HELD WITH    PRINCIPAL OCCUPATION       DIRECTOR SINCE             NUMBER OF SHARES
THE CORPORATION                                                                    BENEFICIALLY OWNED
                                                                                   DIRECTLY OR INDIRECTLY
                                                                                   OR CONTROLLED
---------------------------- -------------------------- -------------------------- --------------------------
Michael P. Amsden(1)         Retired senior mining      April 19, 1995                21,228
Chairman                     executive, P.Eng.
Oakville, Ontario
---------------------------- -------------------------- -------------------------- --------------------------
Steven R. Berlin(1)          Vice President and         February 20, 2001              5,000
Director                     Co-Chief Financial
Tulsa, Oklahoma              Officer Kaiser-Francis
                             Oil Company
---------------------------- -------------------------- -------------------------- --------------------------
Andre J. Douchane            Officer of the             April 2, 2003                    Nil
President, CEO & Director    Corporation
Toronto, Ontario
---------------------------- -------------------------- -------------------------- --------------------------
Louis J. Fox                 Private Businessman;       June 27, 2000                  5,000
Director                     Consultant
Fort Lauderdale, Florida
---------------------------- -------------------------- -------------------------- --------------------------
Richard H. Sutcliffe         President & CEO            January 19, 1999               5,228
Director                     Patricia Mining Corp.
Ancaster, Ontario            and URSA Major Minerals
                             Inc.
---------------------------- -------------------------- -------------------------- --------------------------
Gregory J. Van Staveren(1)   Strategic Financial        February 28, 2003              5,000
Director                     Consultant
Toronto, Ontario
---------------------------- -------------------------- -------------------------- --------------------------
James D. Excell              Chairman, BHP Billiton                 -                    Nil
Nominee                      Diamonds Inc. and
Kelowna, British Columbia    President Narego
                             Solutions Inc.
---------------------------- -------------------------- -------------------------- --------------------------

(1) The CANADA BUSINESS CORPORATIONS ACT requires that corporations which offer securities to the public to have an audit committee. The Audit Committee of the Corporation is comprised of Messrs. Van Staveren (Chairman), Berlin and Sutcliffe.

The information with respect to the NAP Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of NAP, has been furnished by the respective directors individually.

Mr. Berlin is a nominee supported by KFOC which intends to vote the NAP Common Shares which it owns in favour of his re-election as a director.

The following information regarding principal occupation, business or employment for the previous five years is provided for Mr. Excell who was not elected to his present term of office by a vote of security holders at a meeting, the notice of which was accompanied by a proxy circular.

Mr. Excell is Chairman, BHP Billiton Diamonds Inc. and President Narego Solutions Inc. Prior to January 2004, Mr. Excell was President and Chief Operating Officer of EKATI Diamond Mine, BHP Billiton Diamonds, and prior to 2000 he was Vice President, Operations for BHP Billiton Diamonds. BHP Billiton Diamonds, a diamond mining company, is part of the BHP Billiton Group, a diversified resource company. Narego Solutions Inc. is a consulting company that provides strategic planning services to junior mining companies.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation earned during the fiscal year ended December 31, 2003 by Andre J. Douchane, President and Chief Executive Officer, and the compensation earned during the fiscal years ended December 31, 2001, 2002 and 2003 by George D. Faught, the Vice President, Finance and Chief Financial Officer, Raymond J. Mason, General Manager, Maurice
J. Lavigne, the former Vice President Exploration and Michael C. Thompson, the Administration Manager and Senior Controller. Messrs. Douchane, Faught, Mason, Lavigne and Thompson are the only "Named Executive Officers" of the Corporation, as that term is defined by applicable securities legislation, for the fiscal year ended December 31, 2003.

                           SUMMARY COMPENSATION TABLE

--------------------------- ------ ------------------------------------ --------------------------------------- -----------
                                           Annual Compensation                  Long Term Compensation
--------------------------- ------ ----------- ------------ ----------- ---------------------------- ---------- -----------
                                                                                  Awards              Payouts
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
         Name and           Year     Salary       Bonus     Other         Securities    Restricted     LTIP     All Other
    Principal Position                ($)          ($)      Annual          Under        Shares or   Payouts    Compen-sation
                                                            Compen-sationOptions/ SAR   Restricted      ($)        ($)
                                                               ($)       Granted (#)    Share Units
                                                                                            ($)
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Andre J.Douchane             2003   262,500(1)  284.814(2)        4,140      50,000          Nil         Nil        Nil
President & CEO
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
George D. Faught             2003      200,000  108,500(2)        8,900      42,000          Nil         Nil        Nil
VP Finance & CFO             2002      200,000   40,000(2)        6,900      19,000          Nil         Nil      72,500(3)
                             2001      203,850      Nil           5,050      21,900          Nil         Nil     617,500(3)
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Raymond J. Mason             2003      168,460   86,800(2)        6,790      33,000          Nil         Nil        Nil
General Manager              2002      160,000      Nil          16,254      31,000          Nil         Nil        Nil
                             2001    64,620(4)      Nil           2,080      40,000          Nil         Nil        Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Maurice J. Lavigne           2003      140,000   35,000(2)        8,820      26,000          Nil         Nil        Nil
VP Exploration               2002      140,000      Nil          15,975      27,000          Nil         Nil        Nil
                             2001   103,730(4)      Nil           8,780      25,500          Nil         Nil        Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------
Michael C. Thompson          2003      124,620   46,500(2)        7,100      10,000          Nil         Nil        Nil
Admin. Manager and Snr.      2002      118,860      Nil           6,160      11,000          Nil         Nil        Nil
Controller                   2001      104,075    3,500           5,050       Nil            Nil         Nil        Nil
--------------------------- ------ ----------- ------------ ----------- --------------- ------------ ---------- -----------

(1) Compensation disclosed is not for a full year, Mr. Douchane was appointed President and CEO on April 2, 2003.
(2)  Bonus is for year earned and not necessarily paid in that year.
(3)  Income from the exercise of stock options.
(4) Compensation disclosed is not for a full year, Mr. Mason's employment commenced on July 1, 2001, Mr. Lavigne's employment commenced on May 1, 2001.

OPTIONS GRANTED DURING THE LAST FINANCIAL YEAR

The following table set forth the options to purchase securities of the Corporation granted during the fiscal year ended December 31, 2003 to the Named Executive Officers of the Corporation.

------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Name                       Securities    % of Total    Exercise Price     Market Value of    Expiration Date
                           Under         Options       ($/Security)       Securities
                           Options       Granted in                       Underlying
                           Granted (#)   the Fiscal                       Options on Date
                                         Year                             of Grant
                                                                          ($/security)
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Andre J. Douchane               50,000      19              3.70               3.70          April 2011
President & CEO
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
George D. Faught                42,000      16              3.42               3.42          April 2011
VP Finance & CFO
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Raymond J. Mason                33,000      13              3.42               3.42          April 2011
General Manager
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Maurice J. Lavigne              26,000      10              3.42               3.42          April 2011
VP Exploration
------------------------- ------------- ------------- ------------------ ------------------ ---------------------
Michael C. Thompson             10,000       4              3.42               3.42          April 2011
Admin. Manager and Snr.
Controller
------------------------- ------------- ------------- ------------------ ------------------ ---------------------

AGGREGATED OPTION EXERCISES DURING THE LAST FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

The following table sets forth certain information regarding options to purchase Common Shares of the Corporation by the Named Executive Officers outstanding as at December 31, 2003 and exercised during the year ended December 31, 2003.

----------------------------- ------------------ --------------------- -------------------- ---------------------
Name                          Securities         Aggregate Value       Unexercised          Value of
                              Acquired on        Realized ($)          Options at           Unexercised in-the-
                              Exercise (#)                             December  31,        money Options at
                                                                       2003 (#)             Dec. 31, 2003(1)($)
                                                                       Exercisable/         Exercisable/
                                                                       Unexercisable        Unexercisable
----------------------------- ------------------ --------------------- -------------------- ---------------------
Andre J. Douchane                    Nil                 Nil               Nil/50,000           Nil/327,500
President & CEO
----------------------------- ------------------ --------------------- -------------------- ---------------------
George D. Faught                     Nil                 Nil              95,933/61,967       174,726/307,128
VP Finance & CFO
----------------------------- ------------------ --------------------- -------------------- ---------------------
Raymond J. Mason                     Nil                 Nil              50,333/53,667        2,480/230,350
General Manager
----------------------------- ------------------ --------------------- -------------------- ---------------------
Maurice J. Lavigne                   Nil                 Nil              48,500/44,000        15,935/181,900
VP Exploration
----------------------------- ------------------ --------------------- -------------------- ---------------------
Michael C. Thompson                  Nil                 Nil              43,667/17,333        14,655/70,060
Admin. Manager and Snr.
Controller
----------------------------- ------------------ --------------------- -------------------- ---------------------

(1) On December 31, 2003 the closing price of the Common Shares of NAP as reported by The Toronto Stock Exchange was $10.25 per share.

SHARE INCENTIVE PLANS

The Corporation has two share incentive plans, a registered retirement savings plan (the "1995 Group RRSP Share Issuance Plan" or the "RRSP Plan") and a stock option plan (the "Stock Option Plan").

The purpose of the RRSP Plan and the Stock Option Plan is to attract, retain and motivate persons of training, experience and leadership as key service providers to the Corporation and its subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation.

RRSP PLAN

Employees of the Corporation are entitled to participate in the RRSP Plan. The employees may make contributions to the RRSP Plan and the Corporation makes matching payments on behalf of the employees in cash, Common Shares issued from treasury, or a combination thereof. Employees who have been employed for six to 18 months are matched on a one-for-one basis up to a maximum of $2,500 and employees who have been employed for 19 months or more are matched on a two-for-one basis up to a maximum of $5,000.

The Corporation may satisfy its obligation under the RRSP Plan in either cash or in Common Shares issued from treasury, or a combination thereof.

The price per share is based on the simple average of the high and low price for the five days preceding the end of the calendar quarter. The maximum number of Common Shares reserved for issue under the RRSP Plan is one million and as of the date hereof, 895,980 Common Shares have been issued leaving 104,020 Common Shares available for issuance under the RRSP Plan.

At the Shareholder meeting, Shareholders will be asked to consider an amendment to the RRSP Plan to increase the maximum number of Common Shares reserved for issue under the RRSP Plan from one million to 1.5 million, being equal to an actual increase of 500,000 Common Shares.

STOCK OPTION PLAN

Directors, officers, employees, service providers and insiders (as such terms are defined in the SECURITIES ACT (Ontario)) are eligible to be granted stock options under the Stock Option Plan. The Stock Option Plan is administered by the Compensation Committee. The term of an option granted under the Stock Option Plan may not exceed 10 years. The exercise price of an option may not be less than the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of grant. An option is personal to the optionee and may not be assigned to anyone other than a corporation controlled by the optionee, the shares of which are and will continue to be, owned by the optionee and/or the spouse, children and/or grandchildren of the optionee.

The maximum number of shares that may be reserved for issue and issued under the Stock Option Plan is 2.7 million Common Shares representing approximately 5% of the number of Common Shares currently issued and outstanding. As of the date hereof, options have been exercised to acquire 1,426,330 Common Shares, leaving a capacity of 1,273,670 Common Shares available for issuance under the Stock Option Plan. Currently options to acquire 675,276 Common Shares are outstanding. Common Shares that are subject to options which lapse or expire become available under the Stock Option Plan. The Corporation does not provide financial assistance to optionees to facilitate the purchase of Common Shares under the Stock Option Plan.

During the financial year ended December 31, 2003, 13,450 Common Shares were issued on exercise of stock options.

During the financial year ended December 31, 2003, options were granted to acquire 258,000 Common Shares. Of such options, options to purchase an aggregate of 206,000 Common Shares were granted to directors and Named Executive Officers. To date, no options have been granted in 2004.

The following table sets forth certain information regarding the options granted to directors, officers and employees that are outstanding as of the date hereof.

------------------------- ---------------------- ------------------- -------------------------
Position                  Securities Under       Exercise Price      Expiration Date
                          Options Granted (#)    ($/Security)
------------------------- ---------------------- ------------------- -------------------------
Non-executive Directors                  55,700        9.30          July 2005
                                         37,500        7.89          December 2009
                                          7,500        4.75          February 2011
                                         37,500        3.42          April 2011
------------------------- ---------------------- ------------------- -------------------------
Executive Director                       50,000        3.70          April 2011
------------------------- ---------------------- ------------------- -------------------------
Officers                                 75,000        8.40          March  2005
                                         14,500        9.30          July 2005
                                         25,500       13.90          December 2005
                                         40,000       13.55          June 2006
                                         21,900        7.89          December 2009
                                         67,000       10.01          June 2010
                                         90,000        3.42          April 2011
                                         20,000        5.92          September 2011
------------------------- ---------------------- ------------------- -------------------------
Employees                                14,760        9.40          March 2005
                                         65,250       13.55          June 2006
                                         33,000       14.44          February 2006
                                          6,666       10.01          June 2010
                                         13,500        3.42          April 2011
------------------------- ---------------------- ------------------- -------------------------

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

Under the terms of the employment contract with the Corporation, Mr. Douchane is paid a base salary of $350,000 per annum. In the event that Mr. Douchane's employment is terminated without cause, Mr. Douchane will receive one year's base salary and benefits.

COMPOSITION OF THE COMPENSATION COMMITTEE

The Compensation Committee has three members, Messrs. Amsden, Berlin and Sutcliffe, all of whom are outside, unrelated directors. Mr. Sutcliffe is the Chairman of the Committee.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The primary focus of the compensation strategy of the Corporation is to provide a comprehensive executive compensation package designed to attract and retain senior managers and professionals during this recent period of growth, and at the same time taking into consideration the overall strategies and objectives of the Corporation. The compensation strategy also recognizes the importance of balancing the financial interests and objectives of the senior management team with the financial interests and objectives of the Shareholders.

It is one of the aims of the compensation strategy to ensure that executives of the Corporation are paid reasonably and consistent with the level of responsibility and authority which they assume and taking into account the role they play in advancing the strategic objectives of the Corporation.

It is the role of the Compensation Committee to undertake periodic, independent reviews of market conditions to ensure that the executive officers of the Corporation are paid competitively relative to other comparable participants in the industry. When deemed necessary, the Compensation Committee may call upon outside resources to assist with these reviews and to ensure that the comprehensive packages available to executives are sufficient without being overly so, to retain the existing compliment of executives and recruit others into this group as an integral part of facilitating and sustaining the recent growth experienced by the Corporation.

Hay Group was retained by the board of directors in 2002 to provide an assessment of current compensation levels for senior management positions. The report prepared by the Hay Group is updated from time to time and is used as a guideline in setting compensation for Management.

The basic elements of the compensation strategy are, base salary, annual incentives and long-term incentives.

1. BASE SALARY. On an individual basis, base salaries are reviewed for each executive officer, including the CEO, and where it is deemed necessary, changes are made. In order to ensure that base salaries paid are competitive relative to other similar positions within the mining industry in Canada, surveys of such salaries are examined. Other considerations taken into account when examining base salaries include years of experience, the potential contribution which the individual can make to the success of the Corporation, and the level of responsibility and authority inherent in the job and the importance of maintaining internal equity within the organization.

2. ANNUAL INCENTIVES. The Corporation has a short-term incentive plan (the "STIP") developed by Compensation Committee and approved by the Board of Directors. The CEO and executive officers are eligible for a bonus package if certain performance criteria prescribed by the STIP are satisfied.

     The 2003 STIP had three components, 50 percent of the bonus was based on achieving a financial target for the Corporation (the "Financial Target"), 25 percent of the bonus (the "Project Bonus") was based on completing the projects prescribed for the officer and 25 percent of the bonus (the "Personal Objective Bonus") was based on achieving certain criteria prescribed for the officer. Payment of the Project Bonus and the Personal Objective

     Bonus was conditional upon the Corporation achieving at least 75% of the Financial Target.

     In 2003 the Financial Target was met and each of the CEO and the executive officers completed their respective projects and satisfied their respective personal objectives; accordingly, bonuses were paid in accordance with the STIP.

3. LONG-TERM INCENTIVES. Options to purchase Common Shares and share purchase plans encourage executive officers to own and hold Common Shares and are another method of linking the performance of the Corporation and the appreciation of share value to the compensation of the executive officer. When determining the number of options granted to an executive officer, items such as the relative position of the individual officer, the contribution made by that officer during the review period, the number of options granted previously and the like will be taken into consideration. Executive officers who are employees may contribute to the RRSP Plan. The Corporation makes matching contributions on behalf of the employee in cash, Common Shares issued from treasury, or a combination thereof.

CEO COMPENSATION

Andre J. Douchane joined the Corporation on April 2, 2003 as President and Chief Executive Officer. His annual base salary for 2003 was $350,000 and he was eligible to earn an annual bonus pursuant to the Corporation's STIP of up to seventy percent (70%) of his base salary. Mr. Douchane was also granted a stock option which entitles him to purchase 50,000 Common Shares. The stock option vests in three equal tranches, beginning on the first anniversary and has an eight year term. His compensation was based on a review of compensation paid to other chief executive officers in the industry along with his qualifications and experience.

Mr. Douchane received the maximum amount payable under STIP as the prescribed performance criteria were fully achieved. In 2003, under the leadership of Mr. Douchane the Corporation achieved a number of important targets and objectives. During the year improvements were made to the operation of the process plant and the new primary crusher was installed ahead of schedule and on budget. An independent pre-feasibility study on a possible underground operation was completed in July 2003 and the study indicated that an underground operation could operate concurrently with the open pit to provide a blended higher grade mill feed. The Corporation's safety record improved with a reduction in the medical injury frequency from 8.5 per 200,000 hours in 2002 to 6.5 in 2003.


The foregoing report has been provided by the Compensation Committee.

                                         Richard H. Sutcliffe (Chairman)
                                         Michael P. Amsden
                                         Steven R. Berlin

PERFORMANCE GRAPH

The following graph shows the yearly percentage change in the cumulative shareholder return on the Corporation's Common Shares compared to the cumulative total return of the Standard & Poor/Toronto Stock Exchange Composite Index. The fixed investment as at December 31, 1998 is $100. The Corporation's share price at the close of business on December 31, 1998 was $1.10.


        [PERFORMANCE GRAPH]

----------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
                                                1998        1999        2000        2001        2002        2003
----------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
NAP Share Price - Dec. 31                       1.10        7.05       13.65        9.34        5.45       10.25
----------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
NAP - Compared to 1998($)                        100         641        1241         857         495         932
----------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
S&P/TSX Comp - Dec. 31                       13648.8     17977.5     19309.4     16881.8     14782.0     18732.5
----------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------
S&P/TSX Comp - Compared to 1998($)               100         130         141         124         108         137
----------------------------------------- ----------- ----------- ----------- ----------- ----------- -----------

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

Since the beginning of the Corporation's last completed financial year, no director or officer, nor any of their respective associates, has been indebted, or is presently indebted to the Corporation.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Corporation maintains a Directors' and Officers' liability insurance policy for a maximum amount of US$25 million for which the Corporation pays an annual premium of US$192,500. In accordance with the provisions of the CANADA BUSINESS CORPORATIONS ACT, the Corporation's by-laws provide that the Corporation will indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer or an individual acting in a similar capacity of another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having that association with the Corporation or such other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The policy provides that the Corporation will indemnify the directors and officers to the full extent permitted by law. Upon such indemnification the Corporation may recover against the policy subject to a deductible of US$250,000.

COMPENSATION OF DIRECTORS

The non-executive directors receive remuneration for attendance at Board meetings and committee meetings. Directors are also reimbursed for all expenditures incurred while in attendance. For the year ended December 31, 2003, the Corporation paid the non-executive directors an aggregate of $205,500 for annual retainers and attendance at meetings of the Board and committees.

In 2003, the Chairman received an annual retainer of $50,000. The position of the Vice Chairman was eliminated in the third quarter of 2003 because the original reasons for appointing someone to the position had subsided. The Vice Chairman received a retainer of $12,500 in total for the first nine-months and $5,675 for the balance of the year. The other non-executive directors received an annual retainer of $15,000. Generally, all non-executive directors receive fees for attendance at Board meetings and committee meetings, in person or by telephone, of $1,000 per meeting, except for the Audit Committee Chairman who receives $3,000 per meeting for attendance at meetings of the Audit Committee.

The Board considers, from time to time, the granting of stock options to the non-executive directors and to newly appointed directors.

Mr. Berlin, KFOC's representative on the Board, to date has declined payment of directors' fees and stock options.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

The following describes the interests of insiders in certain material transactions from January 1, 2003 to the date hereof.

The Corporation engaged Mr. Fox in November 1999 to provide services in connection with the negotiation of palladium end-user supply contracts, project capital financing, smelting and refining agreements, metals price forecasting and marketing other metals. The services agreement was negotiated at arms-length prior to Mr. Fox becoming a director of NAP. The compensation received by Mr. Fox from the Corporation under the services agreement is considered material to Mr. Fox and to the Corporation and therefore Mr. Fox is considered a related director. During 2003 Mr. Fox received $400,000 pursuant to the agreement.

INTERESTS OF DIRECTORS IN COMPETING BUSINESSES

There are potential conflicts to which the directors of the Corporation may be subject in connection with the business and operations of the Corporation. The individuals concerned shall be governed in any conflicts or potential conflicts by applicable law.

As of the date hereof, the following directors of the Corporation hold positions with other companies that explore for or produce platinum group metals or have other business interests which may potentially conflict with the interests of the Corporation.

Dr. Sutcliffe is the President and Chief Executive Officer of Ursa Major Minerals Incorporated ("Ursa Major") and Patricia Mining Corp. ("Patricia Mining"). Ursa Major has active base and precious metal exploration projects in Wyoming, U.S.A. and the Sudbury area of Ontario, Canada. Patricia Mining has active gold exploration and mining interests in the Wawa area of Ontario, Canada. Patricia Mining retained a 2% net smelter return royalty on six mining claims acquired by the Corporation from Patricia Mining.

Mr. Fox is a director of SouthernEra Resources Ltd. ("SouthernEra"), a company listed on the Toronto Stock Exchange and Messina Limited, a South African company listed on the Johannesburg Stock Exchange. SouthernEra owns a 70.4% interest in Messina Limited which in turn owns 100% of Messina Platinum Mines Limited, a platinum group metals producer in South Africa. SouthernEra's reported production is from the Messina mine in South Africa.

The information provided in this section has been furnished by the respective directors individually.

CORPORATE GOVERNANCE

MANDATE OF THE BOARD OF DIRECTORS

The Board's mandate is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. In fulfilling its mandate, the Board among other matters is responsible for reviewing the Corporation's overall business strategies and its annual business plan; identifying principal risks and implementation of systems to manage those risks; assessing management's performance against approved business plans and industry standards; appointing senior management and reviewing succession planning; the development of the communication policy for the Corporation's shareholders; and the integrity of internal control and management information systems.

The frequency of meetings and the nature of the agenda items may change from year to year, depending on the activities of the Corporation. However, board meetings are held at least quarterly, and at each meeting there is a review of the business of the Corporation. In 2003 the Board met 6 times.

BOARD COMMITTEES

The Board has the following committees: Audit, Compensation, Corporate Governance, Hedging, Nominating and Technical.

From time to time, ad hoc committees of the Board are formed as necessary to deal with specialized requirements of the Corporation.

AUDIT COMMITTEE

The Audit Committee meets with the Corporation's auditors as necessary and before submission of audited annual financial statements to the Board. The Committee is responsible for assessing the performance of the Corporation's auditors and for reviewing the Corporation's financial reporting and internal controls. The Committee has adopted a charter, which has been ratified by the Board, which provides specific roles and responsibilities to the members of the Committee. The Committee met 5 times during the fiscal year ended December 31, 2003.

The Committee consists of Messrs. Van Staveren, Berlin and Sutcliffe, and Mr. Van Staveren is the Chairman of the Committee. All of the Committee members are outside, unrelated directors. Mr. Van Staveren is a chartered accountant and certified public accountant.

The Corporation's Common Shares are listed on both the American Stock Exchange and the Toronto Stock Exchange. The American Stock Exchange permits, in certain circumstances, the appointment of one non-independent director to the audit committee. Mr. Berlin, a non-independent director, is a certified public accountant and has considerable experience in corporate finance. The Board considers Mr. Berlin's appointment to the Audit Committee to be in the best interests of the Corporation because of his qualifications and experience.

COMPENSATION COMMITTEE

This Committee consists of Messrs. Sutcliffe (Chairman), Amsden and Berlin. The Committee is responsible for reviewing the performance of the Corporation's executive officers and its senior management and employees and the performance of the Corporation and for fixing the compensation packages for the Corporation's executive officers and senior management and employees. The Committee also oversees the granting of stock options to executive officers, senior management and employees of the Corporation and authorizes contributions pursuant to the 1995 Group RRSP Share Issuance Plan. The Committee met once during the fiscal year ended December 31, 2003.

CORPORATE GOVERNANCE COMMITTEE

Messrs. Laird (Chairman), Fox and Van Staveren are the members of the Committee. The Committee's mandate includes: (i) the formulation of formal guidelines on corporate governance to provide appropriate guidance to the Board and the directors as to their duties; (ii) to ensure that such guidelines, once adopted by the Board, are implemented and the directors and the Board as a whole comply with such guidelines; (iii) to review such guidelines annually and to recommend changes when necessary or appropriate. The Committee met three times during the fiscal year ended December 31, 2003.

HEDGING COMMITTEE

The Hedging Committee has three members, Messrs. Berlin (Chairman), Fox and Van Staveren. The Committee's mandate includes advising the Board on the development of a long-term strategy for reducing financial risk and improving financial returns through the adoption of hedging and other programs. The Board, on recommendation of the Hedging Committee, approves the hedging program of the Corporation. In 2003 the Committee met twice.

The Board, on recommendation of the Hedging Committee and the Corporate Governance Committee, has considered whether it is necessary to have a Hedging Committee. Both Committees concluded that management has acquired the requisite experience and skills to develop and implement strategies for reducing financial risk and improving financial returns and it is no longer necessary to have a board committee carry out these duties. It is expected that the Hedging Committee will be dissolved in 2004. The approval of the hedging program will continue to be the responsibility Board and management will report directly to the Board on these matters.

NOMINATING COMMITTEE

The Nominating Committee is comprised of Messrs. Fox (Chairman), Amsden and Laird. The Committee is responsible for assessing the size, composition and dynamics of the Board and reporting to the Board with respect to appropriate candidates for nomination to the Board, if considered necessary. The Committee met six times during the fiscal year ended December 31, 2003.

TECHNICAL COMMITTEE

The Technical Committee has four members, Messrs. Amsden (Chairman), Douchane, Laird and Sutcliffe. The Committee acts as adviser to Management and the Board on matters concerning exploration, mining, metallurgy and other technical issues. In 2003 the Committee met three times.

TSX CORPORATE GOVERNANCE GUIDELINES

The Toronto Stock Exchange (the "Exchange") has implemented guidelines (the "Guidelines") for annual disclosure of the corporate governance practices by corporations having securities listed on the Exchange. The Board believes that corporate governance practices are essential to the well-being of the Corporation and its Shareholders, and these practices should be reviewed regularly to ensure that they are appropriate. Does the Corporation align with the Guidelines?

     1. BOARD SHOULD EXPRESSLY ASSUME STEWARDSHIP OF THE CORPORATION, AND SPECIFICALLY FOR:

YES       (A)  ADOPTION OF STRATEGIC PLANNING PROCESS
          The Board is responsible for establishing the long-term goals and objectives of the Corporation. Management is responsible for developing and modifying strategies to achieve the long-term goals of the Corporation. The Board monitors Management's progress in implementing the strategies to achieve such goals. The Board is presented with a complete update of the business and affairs of the Corporation at each board meeting.

YES       (B)  IDENTIFICATION OF PRINCIPAL RISKS, AND IMPLEMENTING RISK
               MANAGEMENT SYSTEMS
          As part of the strategic planning focus, the Board seeks to identify the principal risks of the Corporation's business and ensure the risks are understood and managed properly.

YES       (C)  SUCCESSION PLANNING AND MONITORING OF SENIOR MANAGEMENT
          The CEO is responsible for evaluating senior management on an on-going basis and reports to the Board annually. The Board is primarily responsible for hiring senior management, including the CEO.

YES       (D)  COMMUNICATIONS POLICY
          The Corporation, through its appropriate officers, receives shareholder feedback and deals with shareholder concerns to the best of the abilities of such officer. Material shareholder concerns are to be communicated to the Board.

YES (E) INTEGRITY OF INTERNAL CONTROL AND MANAGEMENT INFORMATION SYSTEMS Management is primarily responsible for internal controls and management information systems and reports to the Audit Committee on such controls and systems. The Audit Committee reviews all public disclosure documents containing audited or unaudited financial information before release.

YES  2.   MAJORITY OF DIRECTORS SHOULD BE "UNRELATED". IF THE CORPORATION HAS A
          SIGNIFICANT SHAREHOLDER, IN ADDITION TO A MAJORITY OF UNRELATED DIRECTORS, THE BOARD SHOULD INCLUDE A NUMBER OF DIRECTORS WHO DO NOT HAVE INTERESTS IN EITHER THE CORPORATION OR THE SIGNIFICANT SHAREHOLDER WHICH REFLECTS THE INVESTMENT IN THE CORPORATION OF SHAREHOLDERS OTHER THAN THE SIGNIFICANT SHAREHOLDER.
          The Guidelines define an unrelated director as a director who is independent of management and free from any interests and any business or relationship (other than those arising from shareholding) that could, or could be perceived to, interfere materially with the director's ability to act in the company's best interests. The report further defines a significant shareholder as a Shareholder who has the right to vote the majority of the outstanding voting rights for the election of directors.

          The Board is comprised of seven members. The Board has reviewed its current composition and determined that there are five "unrelated directors", and two "related directors" within the meaning of the Guidelines.

YES  3.   DISCLOSE FOR EACH DIRECTOR WHETHER HE OR SHE IS RELATED, AND HOW THAT
          CONCLUSION WAS REACHED.
          The board determined that Messrs. Fox and Douchane are related directors within the meaning of the Guidelines. Mr. Fox and the Corporation are parties to an agreement described under "Interests of Insiders in Material Transactions" set out above. Mr. Douchane is an employee of the Corporation.

          Mr. Berlin is not considered to be a related director. Mr. Berlin's nomination for re-election in 2003 was supported by KFOC. KFOC is a significant shareholder under the Guidelines, and a credit support provider and lender to the Corporation. In June 2000, KFOC provided a guarantee of the Corporation's obligations under the US$90 million credit facility which financed part of the capital costs, working capital and interest during the expansion project. In December 2001, KFOC also provided a US$20 million non-revolving credit facility to finance the Corporation's working capital requirements. The amount guaranteed, the loan amount and the related interest and fees payable to KFOC are not material to KFOC and would not materially interfere with the ability of Mr. Berlin to act in the best interests of the Corporation.

          Mr. Amsden is not considered to be a related or inside director by virtue of his appointment as Acting President and Chief Executive Officer from September 2002 to March 2003, because of the short duration of his tenure. The remaining three directors are also considered independent of management and free of any interest or business relationship that may interfere with their judgment.

          KFOC holds or controls 50.9% of the Common Shares outstanding. Five of seven of the directors, or 71%, are not related to either the Corporation or the significant shareholder.

YES  4.   APPOINT A COMMITTEE RESPONSIBLE FOR RECOMMENDING TO THE BOARD NEW
          NOMINEES AND ASSESSING DIRECTORS, WHICH SHOULD BE COMPOSED EXCLUSIVELY ON NON-MANAGEMENT DIRECTORS, A MAJORITY OF WHOM ARE UNRELATED.
          The Nominating Committee is composed of three members all of whom are outside directors. The majority of the members of the committee are unrelated directors. The Nominating Committee is responsible for all nominees to the Board. The Nominating Committee assesses the effectiveness of the committees of the Board and the contribution of individual directors during its deliberations regarding annual nominations for election to the Board and appointments to the committees. The Board has given the Nominating Committee a mandate to establish a process for a formal assessment of directors.

YES  5.   IMPLEMENT A PROCESS FOR ASSESSING THE EFFECTIVENESS OF THE BOARD, THE
          COMMITTEES AND INDIVIDUAL DIRECTORS.

          The Board as a whole assesses its performance. Each director completes and submits a written questionnaire to the Corporate Governance Committee which summarizes the responses and reports the results to the Board.

          The Nominating Committee assesses the effectiveness of the committees of the Board and the contribution of individual directors, during its deliberations regarding annual nominations for election to the Board and appointments to the committees. The Board has given the Nominating Committee a mandate to establish a process for a formal assessment of the effectiveness of the committees of the Board and the contribution of the individual directors.

YES  6.   PROVIDE ORIENTATION PROGRAMS FOR NEW DIRECTORS.
          The Nominating Committee is responsible for ensuring that new members are provided with the necessary information about the Corporation, its business and the factors which affect its performance and review and monitor the orientation of new Board members.

YES  7.   CONSIDER REDUCING SIZE OF THE BOARD WHERE APPROPRIATE TO FACILITATE
          MORE EFFECTIVE DECISION-MAKING.
          The Nominating Committee annually considers the size, composition and effectiveness of the Board. The Nominating Committee believes that the size of the Board and the qualifications, skills and experience of the Board is adequate to effectively carry out its duties and responsibilities.

YES  8.   REVIEW COMPENSATION OF DIRECTORS IN LIGHT OF RISKS AND
          RESPONSIBILITIES.
          The Compensation Committee periodically reviews the adequacy and form of compensation for directors.

YES  9.   APPOINT COMMITTEES GENERALLY COMPOSED OF OUTSIDE DIRECTORS, A MAJORITY
          OF WHOM ARE UNRELATED DIRECTORS.
          All of the committees are currently composed of outside directors, except for the Technical Committee which includes one member of Management. A majority of the directors on each committee are unrelated directors.

YES  10.  APPOINT A COMMITTEE RESPONSIBLE FOR APPROACH TO CORPORATE GOVERNANCE
          ISSUES.
          The Corporate Governance Committee is responsible for monitoring matters relating to corporate governance of the Corporation.

     11.  DEFINE LIMITS TO MANAGEMENT'S RESPONSIBILITIES BY DEVELOPING MANDATES
          FOR:
YES  (A)  THE BOARD
          The Board operates pursuant to the mandate prescribed under the CANADA BUSINESS CORPORATIONS ACT which is to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. The Board is responsible for establishing the long-term goals and objectives of the Corporation. The Board delegates to Management the authority to approve transactions within specified limits. Management is responsible for developing and modifying strategies to achieve the long-term goals of the Corporation. The Board monitors Management's progress in the implementation of the strategies to achieve such goals.

YES  (B)  THE CHIEF EXECUTIVE OFFICER
          The Board, during the strategic planning process and the budget process, defines the mandate of the CEO. The CEO has the broad mandate to provide the day-to-day leadership and management of the Corporation. Proposed material policies and transactions are presented to the Board for approval and the CEO's powers are limited by the terms of the resolutions providing such approval.

YES  (C)  BOARD SHOULD APPROVE THE CEO CORPORATE OBJECTIVES
          The Board reviews and approves the CEO's corporate objectives through the strategic planning process described in 11(b).

YES  12.  ESTABLISH PROCEDURES TO ENABLE THE BOARD TO FUNCTION INDEPENDENTLY OF
          MANAGEMENT.
          The Board believes it is independent of Management. The Chairman of the Board is not the CEO of the Corporation and the members of the Board meet regularly without Management present.

YES  13.  (A) ESTABLISH AN AUDIT COMMITTEE WITH A SPECIFICALLY DEFINED MANDATE.
          The Audit Committee meets with the Corporation's auditors as necessary and before submission of audited annual financial statements to the Board. The Committee is responsible for assessing the performance of the Corporation's auditors and for reviewing the Corporation's financial reporting and internal controls. The Audit Committee has adopted a charter, which has been ratified by the Board, which provides specific roles and responsibilities to the members of the Committee.

YES (B) THE AUDIT COMMITTEE SHOULD BE COMPOSED ONLY OF OUTSIDE DIRECTORS. The Committee consists of Messrs. Van Staveren (Chairman), Berlin and Sutcliffe. All of the Committee members are outside, unrelated directors.

YES  14.  IMPLEMENT A SYSTEM TO ENABLE INDIVIDUAL DIRECTORS TO ENGAGE OUTSIDE
          ADVISORS AND THE CORPORATION'S EXPENSE.
          Individual directors or a group of directors may engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisor is subject to Board approval.

APPOINTMENT AND REMUNERATION OF AUDITORS (Item No. 3 of the Notice)

Ernst & Young LLP, Chartered Accountants are the auditors of the Corporation. The fees payable to Ernst & Young for the 2003 audit are approximately $195,000 and Ernst & Young also received approximately $26,426 for other services provided to the Corporation in 2003.

It is proposed that KPMG LLP, Chartered Accountants, be appointed as auditors of the Corporation at the Meeting. KPMG reports that it serves as auditor to more mining companies on the TSX index than any other firm.

The Corporation notified Ernst & Young on May 5, 2004 that they would not be proposed for reappointment as auditors of the Corporation for the fiscal year ended December 31, 2004.

In accordance with National Instrument 51-102 (Continuous Disclosure Obligations) the Corporation issued a notice of change of auditors (the "Notice"), has received letters in reply to the Notice from each of Ernst & Young and KPMG (together the "Replies") and the Notice and Replies have been reviewed by the Audit Committee and the Board of Directors. A copy of the Confirmation, the Notice and the Replies (collectively, the "Reporting Package") are attached hereto as Schedule "A", as required by NI 51-102.

IT IS INTENDED THAT THE COMMON SHARES REPRESENTED BY PROXIES SOLICITED HEREBY, UNLESS OTHERWISE INDICATED, WILL BE VOTED IN FAVOUR OF THE APPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS AS AUDITORS OF THE CORPORATION UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THEIR REMUNERATION.

AMENDMENT TO THE 1995 GROUP RRSP SHARE ISSUANCE PLAN
(Item No. 4 of the Notice)

The Corporation has a RRSP plan for employees. The employees make contributions to the plan and the Corporation makes matching payments on behalf of the employees in cash, Common Shares issued from treasury, or a combination thereof. The price per share is based on the 5 day weighted average trading price immediately preceding the quarter end. The number of Common Shares reserved for issue under the RRSP Plan is 1 million or approximately 2% of the Common Shares issued and outstanding. As of the date hereof, 895,980 Common Shares have been issued leaving 104,020 Common Shares available for issuance under the RRSP Plan. For a description of the RRSP Plan see section titled "Share Incentive Plans".

The Corporation proposes to increase the number of Common Shares reserved for issue and issued under the RRSP Plan from one million Common Shares to 1.5 million Common Shares, which is a maximum, and would be decreased by the 895,980 Common Shares previously issued leaving 604,020 Common Shares available for issue under the RRSP Plan.

IN ORDER TO BE EFFECTIVE, SUCH RESOLUTION MUST BE APPROVED BY A MAJORITY OF THE VOTES CAST AT THE MEETING. THE PERSONS NAMED IN THE ENCLOSED PROXY FORM INTEND TO VOTE FOR THE APPROVAL OF THE AMENDMENTS OF THE RRSP PLAN UNLESS THE PROXY DIRECTS OTHERWISE.

DIRECTORS' APPROVAL

The contents of this Circular and the sending thereof to Shareholders of the Corporation have been approved by the Board of Directors.

SHAREHOLDER PROPOSALS

A Shareholder who wishes to raise a proposal at the next annual meeting to be held in 2004, must submit such proposal on or before February 10th, 2005.

DATED at Toronto, Ontario this 10th day of May, 2004.

                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      "Michael P. Amsden" (signed)

                                      Michael P. Amsden
                                      Chairman

                                  SCHEDULE 'A'

                                  CONFIRMATION

TO:            The shareholders of North American Palladium Ltd.

AND TO:        British Columbia Securities Commission
               Alberta Securities Commission
               Saskatchewan Financial Services Commission, Securities Division The Manitoba Securities Commission
               Ontario Securities Commission
               Commission des valeurs mobilieres du Quebec
               Office of the Administrator, New Brunswick
               Nova Scotia Securities Commission
               Registrar of Securities, Prince Edward Island
               Securities Commission of Newfoundland and Labrador

The undersigned, being the Vice President, Finance and Chief Financial Officer of North American Palladium Ltd. (the "Corporation"), hereby confirms that the Notice of Change of Auditors and the letters of each of the former auditors and the successor auditors of the Corporation have been reviewed by the Audit Committee and the Board of Directors of the Corporation.

Dated this 10th day of May, 2004.


NORTH AMERICAN PALLADIUM LTD.


"George D. Faught" (signed)
---------------------------
George D. Faught
Vice President, Finance and
  Chief Financial Officer

                           NOTICE OF CHANGE OF AUDITOR

Effective May 5, 2004 Ernst & Young LLP ("Ernst &Young") were informed that the board of directors (the "Board") of North American Palladium Ltd. (the "Corporation") would not be proposing Ernst & Young LLP for re-appointment as auditors of the Corporation. The Board approved a proposal to engage the accounting firm of KPMG LLP ("KPMG"), as auditors for the Corporation for 2004. The Corporation will ask that the shareholders of the Corporation appoint KPMG, at the next annual and special meeting of the shareholders of the Corporation scheduled on June 23, 2004. The decisions of the Board were made on recommendation of the audit committee of the Board.

During the appointment of Ernst & Young from 1993 to 2004, there were no disagreements or unresolved issues with Ernst & Young on any matter of audit scope or procedure, accounting principles or policies, financial statement disclosure. During such period there were no consultations with respect to the foregoing matters.

It is the Corporation's opinion that there have been no reportable events within the two most recently completed fiscal years or for any period subsequent to the date the most recent audit report was issued and preceding the date hereof.

Ernst & Young did not have any reservation in their auditors' report for the financial statements for the Corporation's last two fiscal years or for any period subsequent to the date the most recent audit report was issued and preceding the date hereof.

The Corporation has requested that each of Ernst & Young and KPMG furnish a letter addressed to the securities administrator in each province of Canada stating whether or not they agree with the information contained in this notice. A copy of each letter to the securities administrators will be filed with this notice.

Dated as of this 5th day of May, 2004.

NORTH AMERICAN PALLADIUM LTD.


"Gregory J. Van Staveren" (signed)
----------------------------------
Gregory J. Van Staveren
Audit Committee Chairman

[LOGO] ERNST & YOUNG     [ ] ERNST & YOUNG LLP         [ ] Phone: (416) 864-1234
                             CHARTERED ACCOUNTANTS         Fax:   (416) 864-1174
                             Ernst & Young Tower
                             Toronto-Dominion Centre
                             P.O. Box 251, 222 Bay Street
                             Toronto, Canada M5K 1J7


May 10, 2004


VIA SEDAR

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Department of Government Services and Lands, Newfoundland and Labrador Toronto Stock Exchange


Dear Sirs:

RE: NORTH AMERICAN PALLADIUM LTD. - NATIONAL INSTRUMENT 51-102 - 4.11 CHANGE OF AUDITOR

We acknowledge receipt of a Notice of Change of Auditors (the "Notice") dated May 5, 2004 delivered to us by NORTH AMERICAN PALLADIUM LTD. in respect of the replacement of Ernst & Young LLP from the office of auditor of North American Palladium Ltd. and the subsequent appointment of KPMG LLP to that office.

Pursuant to National Instrument 51-102 - 4.11, please accept this letter as confirmation by Ernst & Young LLP that we have read the Notice and, based on our knowledge as at the time of receipt of the Notice, we agree with each of the statements contained therein that pertains to this Firm.

We trust the foregoing is satisfactory. If you have any questions, please do not hesitate to contact Ken Robertson at 416-943-3116.

Yours truly,


/s/ Ernst & Young LLP


Ernst & Young LLP

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KPMG


        KPMG LLP
        CHARTERED ACCOUNTANTS                          Telephone (416) 777-8500
        Suite 3300 Commerce Court West                 Telefax (416) 777-8818
        PO Box 31 Stn Commerce Court                   www.kpmg.ca
        Toronto ON M5L 1B2



Alberta Securities Commission
British Columbia Securities Commission
The Manitoba Securities Commission
Securities Administration Office, New Brunswick
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Northwest Territories
Nova Scotia Securities Commission
Registrar of Securities, Nunavut
Ontario Securities Commission
Prince Edward Island Securities Office
Autorite des marches financiers
Saskatchewan Financial Services Commission - Securities Division
Registrar of Securities, Government of the Yukon Territory


Dear Sirs:

RE: NORTH AMERICAN PALLADIUM LTD.

We have read the Notice of North American Palladium Ltd dated May 5,2004 and are in agreement with the statements contained in such Notice.


Yours very truly,



/S/ KPMG LLP



Chartered Accountants

Toronto, Canada
May 6, 2004





KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.